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                                                                      Exhibit 12

                                Motorola, Inc.
                      Ratio of Earnings to Fixed Charges

                                                   Years Ended December 31,
                                         -----------------------------------------------

(In Millions)                                1999   1998 (4)     1997    1996    1995
                                         -----------------------------------------------
Pretax income (loss)  (1)                   $1,434  ($1,230)    $1,814  $1,626  $3,248

Capitalized interest                            $0       $0         $0      $0      $0

Fixed charges
 (as calculated below)                        $568     $460       $342    $388    $295
                                         -----------------------------------------------
Earnings (2)                                $2,002    ($770)    $2,156  $2,014  $3,543
                                         ===============================================

Fixed charges:

Interest expense (5)                          $399     $348       $234    $290    $230

Rent expense interest factor                  $169     $112       $108     $98     $65
                                         -----------------------------------------------

Total fixed charges (3)                       $568     $460       $342    $388    $295
                                         ===============================================

Ratio of earnings to fixed charges             3.5       --        6.3     5.2    12.0
                                         ===============================================
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(1)-After adjustments required by Item 503 (d)(3)(ii),(iii) and (iv) of SEC
    Regulation S-K.

(2)-As defined in Item 503 (d)(3) of SEC Regulation S-K.

(3)-As defined in Item 503 (d)(4) of SEC Regulation S-K.

(4)-Earnings were inadequate to cover fixed charges by $1.2 billion for the year ended December 31, 1998.

(5)-The Company was a guarantor of Iridium's $750 million guaranteed credit agreement. On November 15, 1999, the Company satisfied its guarantee obligations under this agreement by paying approximately $743 million to the banks providing loans under the agreement. Included with this payment was approximately $3 million in interest charges which have been aggregated in the 1999 total interest expense used for the calculation of total fixed charges.